EXHIBIT 99.a(1)(B)

                          FORM OF LETTER OF TRANSMITTAL

                                [PDI LETTERHEAD]

                                                                  March 31, 2003

                           Re: Option Exchange Program

Dear ___________:

I have some good news for you regarding your outstanding stock options. As I have said before, I have always believed that for PDI to be a productive place to work, it needs to be a fun and enjoyable experience. After a tough period, we are returning to that type of environment.

However, PDI must also be a place where employees feel they are getting a return on their investment in PDI. One component of that approach has been through the use of stock options. Stock options distributed to employees provide an opportunity for employees to share in the appreciation of value we may experience as we drive performance in the marketplace. While we cannot always predict how the investment community will react to that performance, we can always be certain that the talent and the commitment of employees is core to PDI becoming the sales and marketing provider of choice to the biopharmaceutical and medical device and diagnostics industries. Fundamentally, I believe that as we execute against our 2003 Profit Plan and against our overall strategy, PDI will perform well, and will be rewarded by investors accordingly.

Today, however, many employees hold options on shares of PDI stock at valuations that we may not approach or surpass in the short-term. This is particularly true of options with exercise prices of $30.00 and above per share. To that end, I am pleased to inform you that the Board of Directors of PDI has authorized a one-time option exchange program, for employees who currently hold options to purchase PDI stock with an exercise price of $30 or above. This means that stock option grants provided at various exercise prices of $30 or above are eligible for exchange.

Enclosed you will find an Offer to Exchange which contains specific information about the terms and conditions of the program and how to participate, if you choose to do so. Whether or not you choose to participate is in your sole discretion.

Briefly, the program offers you an opportunity to exchange "Eligible Options", meaning stock options that you have been awarded with an exercise price of $30.00 or above, for either restricted stock or cash, depending upon the number of Eligible Options you hold.

o If you have less than 1,000 Eligible Options, you may exchange them for cash at the following exchange ratio:

      If, the exercise price of your Eligible Option is:

            o $30.00 or more, but less than $80.00, then you will receive a cash payment of $1.33 for each Eligible Option share exchanged; and

            o $80.00 or more, then you will receive a cash payment of $1.00 for each Eligible Option share exchanged.


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            The cash payment, less applicable tax withholding, will be made through our payroll system at the conclusion of the Offer.

o If you have more than 1,000 Eligible Options, you may exchange all or a portion of them for restricted stock at the following exchange ratio:

      If, the exercise price of your Eligible Option is:

            o $30.00 or more, but less than $80.00, then you will receive one share of restricted stock for every four and one-half Eligible Options exchanged; and

            o $80.00 or more, then you will receive one share of restricted stock for every six Eligible Options exchanged.

      The enclosed Offer to Exchange has a full explanation of the term of the restricted stock. In summary, upon receipt of shares of restricted stock:

      o     You will own the shares, without the requirement of further payment;

      o You will have all rights as a PDI stockholder, including voting rights;

      o The restricted stock will not vest for three years. Until it vests it will be subject to forfeiture in the event that your employment terminates with PDI for any reason other than your death or disability. You will not be able to sell or encumber the shares during the restricted period prior to vesting.

We intend to continue to make the use of stock, or the availability of stock, a motivational component of PDI's compensation and retention program. We are currently reviewing different approaches and will likely have additional announcements in the coming months. I hope you will see this as it is intended, a fair and reasonable action to correct an undervalued component of your stock-based compensation.

The enclosed documents provide a detailed description of the terms of the Offer, the employees who may participate, the conditions to exchanging your options, the risks involved with participating, and other important information. You should carefully read the enclosed materials and understand all aspects of the exchange offer before deciding whether to participate. We also recommend that you consult with your personal tax and financial advisors before you make your participation decision. If you decide to participate, please follow the procedures outlined in the enclosed documents.

If you have any questions, please feel free to contact Laura Wiegers at (201) 258-8477. You may also e-mail questions or inquiries to exchangeplanadmin@pdi-inc.com. Further, you are invited to participate in an interactive telephonic question and answer session. If you are eligible to exchange Eligible Options for cash, the Q&A session will take place on April __, 2003 at ______p.m. If you are eligible to exchange Eligible Options for restricted stock, the Q&A session will take place on April __, 2003 at ______p.m. You can access these sessions by dialing _______________.

Best regards,


Charles T. Saldarini


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                PROCEDURES FOR OFFER TO EXCHANGE OPTIONS FOR CASH

ALL EMPLOYEES:

      o Read through the attached documents so you may make a decision on whether or not you will participate in this program.

EMPLOYEES NOT EXCHANGING ANY OPTIONS

      o Check the box on the Election Form indicating that you are rejecting the offer to exchange.

      o     Sign and date the Election Form.

      o     Fax the Election Form to (201) 258-8410.

      o All forms must be received before 5:00 p.m., eastern time, on April 30, 2003.

EMPLOYEES CHOOSING TO EXCHANGE OPTIONS:

      o     Check the box on the Election form accepting the offer to exchange.

      o     Sign and date the Election Form.

      o     Fax the Election Form to (201) 258-8410.

      o All forms must be received before 5:00 p.m., eastern time, on April 30, 2003.

An email acknowledging receipt of your Election to Form will be sent to you promptly after it is received by us.

If you do not receive an acknowledgment of receipt, contact our Exchange Plan Administrator at exchangeplanadmin@pdi-inc.com.

Any questions you have regarding the right to exchange can be directed to Laura Wiegers at (201) 258-8477 or exchangeplanadmin@pdi-inc.com.


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          PROCEDURES FOR OFFER TO EXCHANGE OPTIONS FOR RESTRICTED STOCK

ALL EMPLOYEES:

      o Read through attached documents so you may make a decision on whether or not you will participate in this program.

EMPLOYEES NOT EXCHANGING ANY OPTIONS

      o Check the box on the Election Form indicating that you do not accept the offer to exchange.

      o     Sign and date the Election Form.

      o     Fax the Election Form to (201) 258-8410.

      o All forms must be received before 5:00 p.m., eastern time, on April 30, 2003.

EMPLOYEES CHOOSING TO EXCHANGE OPTIONS:

      o Check the box on the Election Form accepting the offer to exchange or complete the information regarding a partial exchange.

      o     Sign and date the Exchange Form.

      o If you want to file an 83(b) election and pay taxes on all the restricted shares up front and before the vesting of any shares, you must fill out and sign an 83(b) election form and follow the instructions on that form for filing it with the IRS. You can obtain an 83(b) election form from the Exchange Plan Administrator. Note: if you wish to make an 83(b) election, YOU MUST FILE IT WITH THE IRS WITHIN 30 DAYS of the date the restricted shares are granted to you.

      o     Fax the Election Form to (201) 258-8410.

      o All forms must be received before 5:00 p.m., eastern time, on April 30, 2003.

An email acknowledging receipt of your Letter of Transmittal/Election to Exchange form will be sent to you promptly after it is received by us.

If you do not receive an acknowledgment of receipt, contact our Exchange Plan Administrator at exchangeplanadmin@pdi-inc.com.

Any questions you have regarding the right to exchange can be directed to Laura Wiegers at (201) 258-8477 or exchangeplanadmin@pdi-inc.com.


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